Exhibit 99.1

Contacts:

Media: Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Nadine Youssef, 312-696-6601 or nadine.youssef@morningstar.com

Investors may submit questions to investors@morningstar.com.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports First-Quarter 2012 Financial Results

CHICAGO, April 25, 2012—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its first-quarter 2012 financial results. The company reported consolidated revenue of $160.8 million in the first quarter of 2012, a 5.9% increase from $151.8 million in the first quarter of 2011. Consolidated operating income was $30.4 million in the first quarter of 2012, a decrease of 4.4% compared with $31.8 million in the same period a year ago. Net income was $20.1 million, or 40 cents per diluted share, in the first quarter of 2012, compared with $22.5 million, or 44 cents per diluted share, in the first quarter of 2011.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “Organic revenue rose 6%, with Morningstar Direct and Investment Advisory Services driving the increase. Although revenue for Investment Advisory Services was up, as previously announced our largest client began managing several fund-of-funds portfolios in-house this month. These portfolios represented $3.2 million in revenue during the first quarter. Revenue for our Structured Credit Ratings business was lower because of fewer new-issue ratings and pricing pressure.”

He added, “Operating margin declined about 2 percentage points, mainly because of higher salary expense and benefit costs. Our cash and investments balance remains strong, despite paying bonuses and using cash for share repurchases and dividends during the quarter.

From an operational standpoint, we began issuing comprehensive research reports on ETF managed portfolio strategies as well as qualitative research and ratings for UK closed-end funds. We also launched a website for investors in Mexico and announced the opening of our office in Dubai.”

International Operations: Revenue from international operations was $46.3 million in the first quarter of 2012, an increase of 6.2% from the same period a year ago. Foreign currency translations reduced international revenue by $0.3 million. Excluding acquisitions and foreign currency translations, international revenue rose 6.8% in the first quarter. International revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

Operating Income: Consolidated operating income was $30.4 million in the first quarter of 2012, a 4.4% decrease from the same period in 2011. Operating expense rose $10.4 million, or 8.7%, in the first quarter of 2012.

The largest factor behind the operating expense increase was salary expense, which rose $6.8 million, or approximately 13%, in the first quarter of 2012. Approximately half of the expense increase reflects higher salaries from regular pay raises and market adjustments made for some positions in July 2011. The rest of the increase represents additional headcount. Incentive compensation and employee benefit costs represented another $3.0 million, or 29%, of the overall operating expense increase.

The company’s first-quarter 2012 results include about $1.6 million of expense related to a litigation settlement and an impairment charge related to one of Morningstar’s smaller products. First-quarter 2011 results included an expense of $3.2 million related to a separation agreement with a former executive that did not recur in 2012.

Morningstar had approximately 3,520 employees worldwide as of March 31, 2012, compared with 3,465 employees as of Dec. 31, 2011 and 3,235 as of March 31, 2011. Headcount rose year over year because of hiring in the company’s development centers in China and India as well as in the United States.

Operating margin was 18.9% in the first quarter of 2012, down from 21.0% in the same period in 2011. Higher salary expense as a percentage of revenue contributed approximately 2.3 percentage points to the margin decline.

Effective Tax Rate: Morningstar’s effective tax rate in the first quarter of 2012 was 36.4%. The positive effect of certain income tax credits and incentives was offset by the recording of valuation allowances against certain foreign net operating losses. The effective tax rate increased 4.6 percentage points, primarily reflecting valuation allowances recorded in the first quarter of 2012 and certain deferred income tax benefits recorded in the first quarter of 2011.

Free Cash Flow: Morningstar generated negative free cash flow of $3.4 million in the first quarter of 2012, reflecting cash provided by operating activities of $5.6 million and $9.0 million of capital expenditures.

Free cash flow declined by $12.7 million compared with the first quarter of 2011 as cash provided by operating activities was down $8.7 million and capital expenditures rose $4.0 million. Cash flow from operating activities was down compared with the prior-year period primarily because of a $5.3 million increase in bonus payments during the quarter. The company made bonus payments of $42.8 million in the first quarter of 2012, compared with $37.5 million in the first quarter of 2011. Morningstar typically pays annual bonuses in the first quarter. As a result, first-quarter operating cash flow tends to be lower compared with subsequent quarters.

Free cash flow is a non-GAAP measure; the accompanying financial tables contain a reconciliation to cash provided by operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

As of March 31, 2012, Morningstar had cash, cash equivalents, and investments of $443.6 million, compared with $470.2 million as of Dec. 31, 2011. In the first three months of 2012, the company used $23.0 million of cash for its share repurchase program. Of the $300 million authorized under the program, Morningstar has purchased 1,240,242 shares for $71.3 million as of March 31, 2012. On April 30, 2012, the company expects to pay approximately $5.0 million for its regular quarterly dividend.

Business Segment Performance

Investment Information Segment: The largest products and services in this segment based on revenue are Morningstar® Data (formerly Licensed Data); Morningstar® Advisor WorkstationSM (including Morningstar Office); Morningstar DirectSM; and Morningstar.com®, including Premium Memberships and Internet advertising sales.

•                  Revenue was $126.9 million in the first quarter of 2012, up 5.4% from $120.4 million in the prior-year period.

•                  Morningstar Direct, Morningstar Data, and Advisor Workstation (mainly Morningstar Office) were the major contributors to organic revenue growth. Licenses for Morningstar Direct rose 26.9% to 6,460, and Advisor Workstation licenses were flat.

•                  Premium Membership subscriptions for Morningstar.com fell 6.8% to 128,697, and revenue for Morningstar.com was flat. Principia subscriptions were down 10% to 29,604. Revenue for Structured Credit Ratings declined because of fewer new-issue ratings and pricing pressure.

•                  Operating income was $28.7 million in the first quarter of 2012, compared with $32.3 million in the same period in 2011. Operating expense in this segment increased $10.1 million, or 11.5%, primarily because of higher salary expense and, to a lesser extent, higher bonus and employee benefit costs.

•                  Operating margin was 22.6% in the first quarter of 2012 versus 26.8% in the prior-year period. The margin decrease mainly reflects higher salary, bonuses, and employee benefits expense as a percentage of revenue.

Investment Management Segment: The largest products in this segment based on revenue are Investment Advisory Services (formerly Investment Consulting); Retirement Solutions, including Advice by Ibbotson® and Morningstar® Retirement ManagerSM; and Morningstar® Managed PortfoliosSM.

•                  Revenue was $33.8 million in the first quarter of 2012, a 7.9% increase from $31.4 million in the same period in 2011.

•                  Investment Advisory Services was the primary driver of the segment revenue growth. Morningstar Managed Portfolios also made a positive contribution, but to a lesser extent. Revenue for Retirement Solutions declined slightly because of contract changes in the non-asset-related advice business.

•                  Assets under advisement and management for Investment Advisory Services were $147.9 billion as of March 31, 2012, compared with $114.5 billion as of March 31, 2011. Approximately 70% of the increase reflects additional assets for existing fund-of-funds programs for which Morningstar now receives asset-based fees. Excluding assets from this program, assets under advisement rose about 9% year over year, reflecting positive market performance and net client flows. As previously announced, the largest client in the Investment Management segment began managing several fund-of-funds portfolios in-house this month. These portfolios represented $12.9 billion, or 8.7%, of the company’s Investment Advisory Services assets under advisement and management as of March 31, 2012.

•                  Assets under management and advisement for Retirement Solutions were $38.5 billion as of March 31, 2012, versus $37.3 billion as of March 31, 2011. Assets under management and advisement for Morningstar Managed Portfolios were $3.5 billion as of March 31, 2012, compared with $2.9 billion as of March 31, 2011.

•                  Operating income was $17.3 million in the first quarter of 2012, an increase of 1.4% compared with the first quarter of 2011. Operating expense in the segment was $16.5 million, an increase of $2.2 million compared with the first quarter of 2011 primarily because of higher professional fees and salary expense as well as higher expense for operations outside of the United States. Lower bonus expense partially offset the higher operating expense. Operating margin was 51.1% in the first quarter of 2012 versus 54.3% in the prior-year period, mainly because of higher professional fees, partially offset by lower bonus expense as a percentage of revenue.

Intangible Amortization and Corporate Depreciation Expense: Morningstar does not allocate expense for intangible amortization or corporate depreciation to its operating segments. Intangible amortization, which represents the majority of the expense in this category, was $6.1 million in the first quarter of 2012, a decrease of $0.4 million compared with the same period in 2011. Corporate depreciation expense was $1.8 million in the first quarter, unchanged from the prior-year period.

Corporate Unallocated: This category includes costs related to corporate functions, including general management, information technology used to support corporate systems, legal, finance, human resources, marketing, and corporate communications. It also includes capitalization of internal product development costs. Costs in this category were $7.7 million, a decrease of $1.6 million, or 16.9%. Corporate unallocated in the first quarter of 2012 includes about $1.6 million of expense for a litigation settlement and an impairment charge for one of the company’s smaller products. Corporate unallocated expense for the first three months of 2011 included $3.2 million of expense related to a separation agreement with a former executive. The expense did not recur in 2012. In addition, the company capitalized $1.7 million and $0.6 million of expense for software development in the first quarters of 2012 and 2011, respectively.

Investor Communication

Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send an email to investors@morningstar.com or write to Morningstar at:

Morningstar, Inc.

Investor Relations

22 W. Washington Street

Chicago, IL 60602

Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally on the first Friday of every month.

Annual Shareholders’ Meeting

Investors are invited to attend Morningstar’s annual meeting at 9 a.m. on Tuesday, May 15, 2012, at its corporate headquarters at 22 W. Washington Street in Chicago. If you are interested in attending, please fill out the registration form at http://corporate.morningstar.com/US/asp/meetingregistration.aspx.

About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 375,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 8 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its registered investment advisor subsidiaries and has more than $190 billion in assets under advisement and management as of March 31, 2012. The company has operations in 27 countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission:  free cash flow, consolidated revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities). For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables. Morningstar presents consolidated revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

All dollar and percentage comparisons, which are often accompanied by words such as “increase,” “decrease,” “grew,” “declined, “or “was similar” refer to a comparison with the same period in the previous year unless otherwise stated.

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©2012 Morningstar, Inc.  All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended March 31
(in thousands, except per share amounts)	2012	2011	change

Revenue	$160,759	$151,767	5.9%
Operating expense(1):
Cost of goods sold	50,316	40,669	23.7%
Development	13,365	11,988	11.5%
Sales and marketing	28,326	26,482	7.0%
General and administrative	28,178	30,617	(8.0%	)
Depreciation and amortization	10,175	10,202	(0.3%	)
Total operating expense	130,360	119,958	8.7%
Operating income	30,399	31,809	(4.4%	)
Operating margin	18.9%	21.0%	(2.1)pp

Non-operating income (expense), net:
Interest income, net	869	524	65.8%
Other income (expense), net	(210)	250	NMF
Non-operating income, net	659	774	(14.9%	)

Income before income taxes and equity in net income of unconsolidated entities	31,058	32,583	(4.7%	)
Income tax expense	11,511	10,518	9.4%
Equity in net income of unconsolidated entities	566	374	51.3%
Consolidated net income	20,113	22,439	(10.4%	)
Net loss attributable to noncontrolling interests	24	98	(75.5%	)
Net income attributable to Morningstar, Inc.	$20,137	$22,537	(10.6%	)

Net income per share attributable to Morningstar, Inc.:
Basic	$0.40	$0.45	(11.1%	)
Diluted	$0.40	$0.44	(9.1%	)
Weighted average common shares outstanding:
Basic	49,938	49,800
Diluted	50,758	50,953

	Three months ended March 31
	2012	2011
(1) Includes stock-based compensation expense of:
Cost of goods sold	$1,089	$879
Development	499	471
Sales and marketing	479	422
General and administrative	1,799	1,877
Total stock-based compensation expense	$3,866	$3,649

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue

	Three months ended March 31
	2012	2011	change

Revenue	100.0%	100.0%	—
Operating expense(1):
Cost of goods sold	31.3%	26.8%	4.5pp
Development	8.3%	7.9%	0.4pp
Sales and marketing	17.6%	17.4%	0.2pp
General and administrative	17.5%	20.2%	(2.7)pp
Depreciation and amortization	6.3%	6.7%	(0.4)pp
Total operating expense(2)	81.1%	79.0%	2.1pp
Operating margin	18.9%	21.0%	(2.1)pp

	Three months ended March 31
	2012	2011	change
(1) Includes stock-based compensation expense of:
Cost of goods sold	0.7%	0.6%	0.1pp
Development	0.3%	0.3%	—
Sales and marketing	0.3%	0.3%	—
General and administrative	1.1%	1.2%	(0.1)pp
Total stock-based compensation expense(2)	2.4%	2.4%	—

(2) Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31
($000)	2012	2011

Operating activities
Consolidated net income	$20,113	$22,439
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	10,175	10,202
Deferred income taxes	(1,453)	(677)
Stock-based compensation expense	3,866	3,649
Equity in net income of unconsolidated entities	(566)	(374)
Excess tax benefits from stock-option exercises and vesting of restricted stock units	(3,313)	(4,122)
Other, net	835	(227)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(7,439)	(3,357)
Other assets	(3,758)	1,453
Accounts payable and accrued liabilities	703	(2,600)
Accrued compensation	(35,168)	(26,876)
Deferred revenue	14,165	9,847
Income taxes—current	7,369	5,297
Deferred rent	716	(399)
Other liabilities	(621)	91
Cash provided by operating activities	5,624	14,346
Investing activities
Purchases of investments	(344,391)	(67,352)
Proceeds from maturities and sales of investments	338,146	62,359
Capital expenditures	(8,994)	(5,037)
Purchases of cost method investments	(6,750)	—
Other, net	9	(14)
Cash used for investing activities	(21,980)	(10,044)
Financing activities
Proceeds from stock-option exercises, net	3,906	4,921
Excess tax benefits from stock-option exercises and vesting of restricted stock units	3,313	4,122
Common shares repurchased	(23,033)	—
Dividends paid	(5,012)	(2,494)
Other, net	(17)	(214)
Cash provided by (used for) financing activities	(20,843)	6,335
Effect of exchange rate changes on cash and cash equivalents	2,110	2,561
Net increase (decrease) in cash and cash equivalents	(35,089)	13,198
Cash and cash equivalents—Beginning of period	200,437	180,176
Cash and cash equivalents—End of period	$165,348	$193,374

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended March 31
($000)	2012	2011

Cash provided by operating activities	$5,624	$14,346
Less: Capital expenditures	(8,994)	(5,037)
Free cash flow	$(3,370)	$9,309

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	March 31	December 31
($000)	2012	2011

Assets
Current assets:
Cash and cash equivalents	$165,348	$200,437
Investments	278,298	269,755
Accounts receivable, net	121,396	113,312
Deferred tax asset, net	4,570	5,104
Income tax receivable, net	3,554	7,445
Other	20,864	15,980
Total current assets	594,030	612,033

Property, equipment, and capitalized software, net	73,576	68,196
Investments in unconsolidated entities	34,943	27,642
Goodwill	322,016	318,492
Intangible assets, net	134,994	139,809
Other assets	6,826	5,912
Total assets	$1,166,385	$1,172,084

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$46,032	$41,403
Accrued compensation	39,951	73,124
Deferred revenue	171,013	155,494
Other	370	612
Total current liabilities	257,366	270,633

Accrued compensation	6,171	5,724
Deferred tax liability, net	14,556	15,940
Deferred rent	15,613	14,604
Other long-term liabilities	8,413	8,167
Total liabilities	302,119	315,068
Total equity	864,266	857,016
Total liabilities and equity	$1,166,385	$1,172,084

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended March 31
($000)	2012	2011	change

Revenue
Investment Information	$126,925	$120,399	5.4%
Investment Management	33,834	31,368	7.9%
Consolidated revenue	$160,759	$151,767	5.9%

Revenue—U.S.	$114,469	$108,181	5.8%
Revenue—International	$46,290	$43,586	6.2%

Revenue—U.S. (percentage of consolidated revenue)	71.2%	71.3%	(0.1)pp
Revenue—International (percentage of consolidated revenue)	28.8%	28.7%	0.1pp

Operating income (loss)(1)
Investment Information	$28,684	$32,307	(11.2%	)
Investment Management	17,291	17,046	1.4%
Intangible amortization and corporate depreciation expense	(7,892)	(8,301)	(4.9%	)
Corporate unallocated	(7,684)	(9,243)	(16.9%	)
Consolidated operating income	$30,399	$31,809	(4.4%	)

Operating margin(1)
Investment Information	22.6%	26.8%	(4.2)pp
Investment Management	51.1%	54.3%	(3.2)pp
Consolidated operating margin	18.9%	21.0%	(2.1)pp

(1) Includes stock-based compensation expense allocated to each segment.

Morningstar, Inc. and Subsidiaries

Supplemental Data

	As of March 31
	2012	2011		% change
Our employees
Worldwide headcount (approximate)	3,520	3,235		8.8%
Number of worldwide equity and credit analysts (approximate)	165	160	(1)	3.1%
Number of worldwide fund analysts (approximate)	100	105	(2)	(4.8%	)

Our business
Investment Information
Morningstar.com Premium Membership subscriptions (U.S.)	128,697	138,022	(2)	(6.8%	)
Registered users for Morningstar.com (U.S.)	7,046,713	6,396,188		10.2%
U.S. Advisor Workstation and Morningstar Office licenses	159,410	159,562	(3)	(0.1%	)
Principia subscriptions	29,604	32,884		(10.0%	)
Morningstar Direct licenses	6,460	5,092		26.9%

Investment Management
Assets under advisement and management (approximate)
Investment Advisory Services	$147.9 bil	$114.5 bil	(2)	29.2%
Retirement Solutions(4)	$38.5 bil	$37.3 bil		3.2%
Morningstar Managed Portfolios	$3.5 bil	$2.9 bil		20.7%
Ibbotson Australia	$3.1 bil	$3.5 bil		(11.4%	)

(1) Revised to include structured credit analysts

(2) Revised

(3) Revised to include licenses from the Annuity Intelligence business

(4) Revised to include Plan Sponsor Advice

	Three months ended March 31
($000)	2012	2011
Effective tax rate
Income before income taxes and equity in net income of unconsolidated entities	$31,058	$32,583
Equity in net income of unconsolidated entities	566	374
Net loss attributable to noncontrolling interests	24	98
Total	$31,648	$33,055
Income tax expense	$11,511	$10,518
Effective tax rate	36.4%	31.8%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Reconciliation from consolidated revenue to revenue excluding acquisitions and foreign currency translations (organic revenue):

	Three months ended March 31
($000)	2012	2011	% change

Consolidated revenue	$160,759	$151,767	5.9%
Less: acquisitions	—	—	NMF
Unfavorable impact of foreign currency translations	263	—	NMF
Revenue excluding acquisitions and foreign currency translations	$161,022	$151,767	6.1%

Reconciliation from international revenue to international revenue excluding acquisitions and foreign currency translations:

	Three months ended March 31
($000)	2012	2011	% change

International revenue	$46,290	$43,586	6.2%
Less: acquisitions	—	—	NMF
Unfavorable impact of foreign currency translations	263	—	NMF
International revenue excluding acquisitions and foreign currency translations	$46,553	$43,586	6.8%

The following table summarizes the change in operating expense:

	Three months ended March 31
($000)	2012	2011	$ change
Total operating expense	$130,360	$119,958	$10,402

Acquisitions			$—
Favorable impact of foreign currency translations			(118)
All other changes in operating expense			10,520
Total			$10,402